Exhibit 99.2

January 16, 2018

Board of Directors

Deltic Timber Corporation

210 East Elm Street

El Dorado, AR 71731-7200

Re:	Registration Statement on Form S-4 of Potlatch Corporation, filed January 11, 2018 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated October 22, 2017 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Potlatch Corporation (“Potlatch”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Deltic Timber Corporation (the “Company”) of the exchange ratio of 1.80 shares of common stock, par value $1.00 per share, of Potlatch to be paid for each Share pursuant to the Agreement and Plan of Merger, dated as of October 22, 2017 by and among Potlatch, Portland Merger LLC, a wholly owned subsidiary of Potlatch, and the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—Opinion of Deltic’s Financial Advisor,” “Risk Factors Relating to the Merger,” “Deltic’s Reasons for the Merger; Recommendation of the Deltic Board,” and “The Issuance of Potlatch Common Stock and the Adoption of the Merger Agreement—Opinion of Deltic’s Financial Advisor” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)